Exhibit 99

First Acceptance Corporation Begins Trading on OTCQX

NASHVILLE, TN – April 9, 2018 – First Acceptance Corporation (OTCQX: FACO) began trading today on the OTCQX® Best Market, the most prestigious tier of the OTC markets operated by OTC Markets Group Inc. (OTCQX: OTCM). U.S. investors can find current financial disclosure and Real-Time Level 2 quotes for First Acceptance Corporation on www.otcmarkets.com.

This action follows the completion of the Company’s March 19, 2018 announcement that it would voluntarily delist its common stock from the New York Stock Exchange and deregister its common stock and become a non-reporting Company under the Securities Exchange Act of 1934, as amended.

“First Acceptance Corporation is pleased to be a part of the OTCQX,” said Ken Russell, its President and Chief Executive Officer. “We believe that the OTCQX is an effective trading market to provide liquidity for our shareholders and also offers a convenient platform to keep them informed about our company.”

"We are pleased to welcome First Acceptance Corporation to the OTCQX Best Market," said Jason Paltrowitz, Executive Vice President of Corporate Services at OTC Markets Group.  "OTCQX offers banks and insurance companies a transparent public market alternative to a U.S. stock exchange listing, creating efficiencies for management teams by reducing costs and duplicative compliance requirements. We look forward to supporting First Acceptance Corporation as the company builds long-term shareholder value."

About First Acceptance Corporation

First Acceptance Corporation is principally a retailer, servicer and underwriter of non-standard personal automobile insurance based in Nashville, Tennessee. Its insurance operations generate revenue from selling non-standard personal automobile insurance products and related products in 16 states. The company currently conducts its insurance servicing and underwriting operations in 13 states and operates only as an insurance agency in three states. The company is also licensed as an insurance company in 13 states where it does not conduct any business. Non-standard personal automobile insurance is sought after by individuals because of their inability or unwillingness to obtain standard insurance coverage due to various factors, including payment history, payment preference, failure in the past to maintain continuous insurance coverage or driving record and/or vehicle type.

Forward-Looking Statements

This press release contains forward-looking statements. All statements made other than statements of historical fact are forward-looking statements. You can identify these statements from our use of the word “believe” or the negative of this term and similar expressions. These statements, which have been included in reliance on the “safe harbor” provisions of the federal securities laws, involve risks and uncertainties. Investors are hereby cautioned that these statements may be affected by important factors, including, among others, the possibility that there may not be an active trading market for our securities, the possibility that delisting and deregistration could adversely affect the price and liquidity of our securities, and the factors set forth under the caption “Risk Factors” in Item 1A. of our Annual Report on Form 10-K for the year ended December 31, 2017 and in our other filings with the SEC. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

SOURCE: First Acceptance Corporation

INVESTOR RELATIONS CONTACT:

Michael J. Bodayle

615.844.2885